Exhibit 10.17

[Date]

[Name]

[Address]

[City, State Zip]

Dear [Name]:

On behalf of Arcadia Biosciences, Inc., henceforth the “Company,” it is my pleasure to confirm your continued employment with the Company.  This letter supersedes all prior agreements relating to the terms of your employment, except for the Severance and Change of Control Agreement between you and the Company, a copy of which is attached hereto (the “Severance Agreement”) and the Confidentiality and Invention Assignment Agreement dated [Date], between you and the Company (the “Confidentiality Agreement”).  The terms set forth below shall be effective as of the effectiveness of the Company’s initial public offering (the “Effective Date”).

Title and Base Salary.  Your title is, and shall remain, [Title] and you will continue to report to [Name], [Title].  As of the Effective Date, your annual base salary shall be $[Amount].

Bonus Compensation.  In addition to your base salary, you will be eligible for an annual incentive cash award, as determined by the Company. For calendar year 2015, your annual incentive cash bonus shall have a target equal to [  ]% of your base salary as of the Effective Date.  The target bonus and its components, the Company performance objectives, and your individual objectives shall be determined each year by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Equity Awards.  The Company may grant equity awards to you from time to time, which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant.  The Compensation Committee will determine in its discretion whether you will be granted any such equity awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan.  You should be aware that you may incur federal and state income taxes as a result of your receipt or the vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

202 Cousteau Place • Suite 200• Davis, CA  95618• Tel: 530-756-7077•  Fax:  530-756-7027 •  Web:  www.arcadiabio.com

Other Benefits.  You will continue to be eligible for all Company adopted benefits, under the terms and conditions of such benefit plans.

Your employment is “at-will,” which means that either you or the Company may terminate the employment relationship at any time for any reason or for no reason (subject to the terms of the Severance Agreement). This at-will relationship may not be modified by any oral or implied agreement.

The above information represents the entire substance of Arcadia’s offer of continued employment to you. If all the above terms and conditions meet with your approval, please sign this letter and return it by [Date].

We look forward to your continued employment with the Arcadia team.  If you should have any questions, please feel free to call [Name], Human Resources Manager, at [Phone Number].

Sincerely,

Eric J. Rey
President & CEO

ACCEPTED BY:

[NAME]

Date